Exhibit 4.19

THIS CONSULTING AGREEMENT dated the 29th day of February, 2008.

BETWEEN:

VALCENT PRODUCTS INC., a corporation Incorporated under the laws of Alberta, Canada

(hereinafter referred to as the  "Corporation")

OF THE FIRST PART

- and -

Dr. J. GORDON MURPHY, an individual of the country of Barbados,

(hereinafter referred to as the "Consultant")

OF THE SECOND PART

WHEREAS the Corporation wishes to retain the Consultant as a consultant for its business and the Consultant has agreed to provide such services to the Corporation.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, it is hereby agreed by and between the parties as follows:

ARTICLE 1
Definitions

1.1             "Consulting Services" shall mean the services to be provided by the Consultant, and in particular but without restricting the generality of the foregoing, relating to the strategic planning and structuring of off-shore investments from the Caribbean, Basin, South America and Europe; and the provision of strategic planning advice relating to international intellectual property registration, monitoring and valuations.

1.2              The terms "subsidiaries", "associates" and "affiliated corporations" shall have the meanings ascribed thereto in the Business Corporations Act (Alberta).

ARTICLE 2
Engagement of the Consultant and Its Duties

2.1             The Corporation hereby engages the services of the Consultant and the Consultant hereby accepts the engagement of his services by the Corporation, subject to the terms and conditions hereinafter contained.

2.2             The Consultant shall provide the Consulting Services to the Corporation in such manner as the Corporation and the Consultant may reasonably agree, and shall devote such of his time as is necessary, and all the effort, skills, attention and energies during that time to the performance of his duties as herein set forth.

2.3             The Corporation acknowledges that it is aware of the Consultant's many outside activities, duties and financial interests and agrees that the performance of such activities and duties and involvement of such financial interests will not be construed as a breach of this Agreement, provided that the Consultant provides the Consulting Services on a basis which does not impair the activities and business interests of the Corporation.

2.4             The term of this Agreement shall commence March 1, 2008 and end on February 28, 2009 (the “Term”).  This Agreement may be renewed on an annual basis at the option of the Corporation.  Notwithstanding the foregoing, this Agreement may be terminated at any time, if either party gives thirty (30) days notice to the other party that it wishes to terminate this Agreement, in such case any unearned Consideration as defined herein shall be returned to the Corporation on a pro-rata basis for the period from the date of termination to the end of the Term.

ARTICLE 3
Compensation

3.1             The Corporation agrees to pay the Consultant, in consideration of the provision by the Consultant of the Consulting Services to the Corporation, the sum of TWO MILLION restricted shares in the capital of the Corporation at a deemed value of US$0.70 per share (the “Consideration”), and such other good and valuable consideration as the parties may from time to time agree is appropriate.  The Consideration shall be earned over a twelve month term beginning March 1, 2008 in the following manner: 200,000 shares will be earned by the Consultant and/or assigns during each calendar month of the Term.  The Consideration shall be restricted common stock of the Company and will be tendered to Consultant and/or assigns in on the date of this Agreement.

3.2            The Consultant shall be reimbursed for any disbursement previously approved by the Corporation properly incurred by the Consultant on behalf of the Corporation, in connection with the performance by the Consultant of the Consultant's duties hereunder, within ten (10) days of submitting receipts therefor. Receipts shall be submitted to the Corporation within twenty (20) days following the month in which the disbursement was incurred, failing which the Corporation shall not be obligated to reimburse the Consultant for each disbursement.

3.3              Services to be provided by the Consultant to the Corporation shall include European business development services, intellectual property, trademark, and patent estate review and consulting, business planning, and economic development planning.  Such consultation with management shall be with respect to financial matters, business growth and development, and general business consultation.  The consulting services may include such other matters as may be agreed upon between the Corporation and the Consultant.

ARTICLE 4
Confidentiality and Corporation Property

4.1             The Consultant shall not disclose, during the term of this Agreement or at any time thereafter, any information concerning the business and affairs of the Corporation or its subsidiaries, affiliated corporations or associates, which he may have learned while providing the Consulting Services, to any person not an officer or director of the Corporation other than in the proper discharge of his duties under this Agreement and he shall not use, for his own purpose or for any purpose other than that of the Corporation, either during the continuance of his engagement under this Agreement or at any time thereafter, any information he may have acquired, or may acquire, in or in relation to the business of the Corporation, its subsidiaries, affiliated corporations or associates. Upon termination of this Agreement the Consultant shall at once deliver or cause to be delivered to the Corporation, books, documents, effects, money, securities or other property belonging to the Corporation or for which the Corporation is liable, which are in the possession, change control or custody of the Consultant.

ARTICLE 5
Miscellaneous

5.1             Any notice required or permitted to be given hereunder shall be given by hand delivery, facsimile transmission or by registered mail, postage prepaid, addressed to the parties at their respective addresses set forth below:

(a)	If to the Corporation: Suite 1010 – 789 West Pender Street, Vancouver, B.C. V6C 1H2 Facsimile: (604) 606-7980

(b)	If to the Consultant: Dr. J. Gordon Murphy 30E Lower Halcyon Heights Lascelles, St. James Barbados, BB24016, West Indies Facsimile: 246-432-0403

and any such notices given by hand delivery or by facsimile transmission shall be deemed to have been received on the date of delivery or transmission and if given by prepaid registered mail, shall be deemed to have been received on the third business day immediately following the date of mailing.  The parties shall be entitled to give notice of changes of address from time to time in the manner hereinbefore provided for the giving of notice.

5.2             This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta.

5.3             Time shall be the essence of this Agreement.

5.4             The provisions of this Agreement shall enure to the benefit of and be binding upon the Corporation and the Consultant and their respective heirs, executors, administrators, successors and assigns.  This Agreement shall be assignable at the unilateral dictate of the Consultant to any corporate entity solely and wholly owned by the Consultant.  The Consultant agrees to notify the Corporation of any assignment in writing to the address of the Corporation.

5.5            This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto in connection with the subject matter hereof.  No supplement, modification, waiver or termination of this Agreement shall be binding, unless executed in writing by the parties to be bound thereby.

IN WITNESS WHEREOF this Agreement has been executed by the parties.

SIGNED, SEALED AND DELIVERED	)
in the presence of	)
	)	VALCENT PRODUCTS LTD.
)
)
	)	Per:	/s/ George Orr
	)		GEORGE ORR, CFO, Director
)
)
/s/ witness	)		/s/ Gordon Murphy
Witness	)		GORDON MURPHY